Exhibit 10.1

Contract on Transfer of Capital Contribution

Transferor: Guangdong Yi An Investment Consulting Co., Ltd.

Transferee: Guangzhou Xiang Ran Trading Co., Ltd.

Pursuant to related rules of Article 72 of the Company Law of the People's Republic of China and the resolutions of the shareholders, the following agreement is hereby made in respect of transfers of the capital contribution in Guangdong Hua Ying Investment Consulting Co., Ltd.:

1. Guangdong Yi An Investment Consulting Co., Ltd shall transfer the original capital contribution of RMB 16.66 million representing 51.0104% of the registered capital to Guangzhou Xiang Ran Trading Co., Ltd. in a consideration of RMB 16.66 million.

2. The Transferee shall make full payment of the consideration to the Transferor prior to September 26, 2011.

3. As of September 27, 2011, the creditor’s rights and the debts of the Company have been fully and completely accounted, and have been accepted by both Parties. Commencing from September 26, 2011, Guangzhou Xiang Ran Trading Co., Ltd. shall become the Company’s shareholder, who shall adopt the articles of association of the company, participate in the shareholders’ rights and interests, and bear the responsibilities pursuant to the Article 3 of the Company Law of the People's Republic of China.

4. The dividends shall be calculated based on the Execution Date of this Contract, being that the Transferor shall be entitled to the dividends before the transfer, and the Transferee shall be entitled to the dividends after the transfer.

5. Commencing from the date of the transfer, Guangdong Yi An Investment Consulting Co., Ltd. shall be no longer the shareholder of the Company, and shall not conduct any activities in the name of the Company.

6. Both Parties shall settle any disputes caused by or relating to this Contract through friendly discussion. If discussion fails, such disputes shall be brought before arbitration commission for arbitration or filed to the people’s court.

7. Other terms and conditions:_______NA_________.

8. This Contract shall be executed in 6 counterparts, each of which shall be deemed an original and have the same legal effect, among which one copy is for the company registration authority, one copy for each shareholder, and the remaining one is for the Company.

9. This Contract shall become effective from the date of execution by the Transferor and the Transferee.

Transferor: Guangdong Yi An Investment Consulting Co., Ltd. （Seal）

Transferee: Guangzhou Xiang Ran Trading Co., Ltd. (Seal)

Other shareholders (Signature or Seal): Dixun Wang,    Changyan Yu

Confirmed by: Guangdong Hua Ying Investment Consulting Co., Ltd. (Seal)

September 26, 2011